UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OF 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 24, 2021

Black Hills Corporation
(Exact name of registrant as specified in its charter)

South Dakota
(State or other jurisdiction of incorporation)

001-31303
(Commission File Number)

46-0458824
(IRS Employer Identification No.)

7001 Mount Rushmore Road
Rapid City, South Dakota 57702
(Address of principal executive offices)

(605) 721-1700
(Registrants telephone number)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(d))

☐	Pre-commencement communications pursuant to Rule 13e-e(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock of $1.00 par value	BKH	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The disclosure under Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01 Other Events.

In February 2021, a prolonged period of historic cold temperatures across the central United States, which covered all of our Utilities’ service territories, caused a significant increase in heating and energy demand and contributed to unforeseeable and unprecedented market prices for natural gas and electricity. As a result of this historic event, our natural gas costs were approximately $600 million higher than our forecast base load for the month of February. This amount is a preliminary estimate through February 24, 2021 and does not include certain pipeline transportation charges that remain subject to settlement and payable in late March 2021.

To ensure we maintain adequate liquidity, on February 24, 2021, Black Hills Corporation (the “Company”) entered into a credit agreement (the “Credit Agreement”) with U.S. Bank National Association, as administrative agent, and the lenders party thereto. The Credit Agreement provides an $800 million unsecured term loan, maturing on November 23, 2021, has an interest rate based on LIBOR plus 75 basis points, carries no prepayment penalty, and is subject to the same covenants as our Revolving Credit Facility. Proceeds from the term loan will be available for settlement of February natural gas purchases and pipeline transportation charges.

We expect to repay a portion of this term loan prior to maturity and refinance the remaining portion in longer-term debt. As of February 24, 2021, we had $1.3 billion of liquidity consisting of approximately $800 million of cash and $500 million of available capacity on our Revolving Credit Facility.

Our Utilities have regulatory mechanisms to recover the increased energy costs from the record-breaking cold weather event. However, given the extraordinary impact of these higher costs to our customers, we expect our regulators to undertake a heightened review. We are engaged with our regulators to identify appropriate recovery periods over which to recover costs associated with this event as we continue to address the impacts to our customers’ bills.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

The following exhibits are furnished or filed herewith:

10.1	Credit Agreement dated as of February 24, 2021 between Black Hills Corporation and U.S. Bank National Association, as Administrative Agent

104	Cover Page Interactive Data File (formatted as the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK HILLS CORPORATION

By: /s/ Brian G. Iverson
Brian G. Iverson
Senior Vice President

Date: February 24, 2021